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                              As of October 1, 1998

Albert W. Mandia

Executive Vice President

Dear Al:

                  American Business Financial Services, Inc. (the "Company") considers it essential to the best interests of its stockholders to attract top executives and to foster the continuous employment of key management personnel. The Board of Directors of the Company (the "Board") recognizes that the possibility of a future change of control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

                  The Board has determined that appropriate steps should be taken to ensure the continuity of management and to foster objectivity in the face of potentially disturbing circumstances arising from the possibility of a change of control of the Company, although no such change is now contemplated.

                  In order to induce you to remain in the employ of the Company and in consideration of your further services to the Company, the Company agrees that you shall receive the severance benefits set forth in this letter agreement ("Agreement") in the event your employment with the Company terminates within the twenty-four (24) month period immediately subsequent to a "Change of Control" of the Company (as defined in subparagraph 2(c) hereof) under the circumstances described below.

                  1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect until your employment with the Company is terminated other than after a Change of Control unless sooner terminated by written agreement of the Company and you.

                  2.  Definitions.  As used in this Agreement:

                  (a) "Annual Compensation" means the total of (i) one year of base salary, at the highest base salary rate that you were paid by the Company in the 12-month period prior to the date of your termination of employment, and
(ii) 100% of the greatest annual bonus which you were paid within the past three fiscal years.
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                  (b) "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act") .

                  (c) "Change of Control" of the Company means and includes each and all of the following occurrences:

                           (i) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation and such transaction is consummated, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least seventy-five percent (75%) of the total voting power represented by the voting securities of the Company (or such surviving entity outstanding immediately after such merger or consolidation) or (B) a merger or consolidation which would result in at least twenty percent (20%) of the voting securities of the Company (or such surviving entity outstanding immediately after such merger or consolidation) being held by an Employee Group.

                           (ii) The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets, other than a transaction which result in an Employee Group holding, directly or indirectly, at least twenty percent (20%) of the assets upon completion of such transaction.

                           (iii) The acquisition by any Person as Beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities except
         (A) if such Person constitutes an Employee Group, or (B) pursuant to a negotiated agreement with the Company pursuant to which such securities are purchased for the Company.

                           (iv) A majority of the Board of Directors of the Company in office at the beginning of any twenty-four (24) month period is replaced during the course of such twenty-four (24) month period (other than by voluntary resignation of individual directors in the ordinary course of business) and such placement was not initiated by the Board of Directors of the Company as constituted at the beginning of such twenty-four (24) month period or an Employee Group.

                  (d) "Change of Control Date" means the date upon which a Change of Control transaction is consummated.

                  (e) "COBRA" means Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.


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                  (f) "Code" means the Internal Revenue Code of 1986, as
amended.

                  (g) "Company" means American Business Financial Services, Inc., and any successor as provided in Section 9 hereof.

                  (h) "Employee Group" means one or more members of the then existing management and/or employee groups of the Company acting alone or in a concerted effort.

                  (i) "Person" shall have the meaning ascribed to such term in
Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Sections 13(d) of the Exchange Act but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as Trustee).

                  (j) "Severance Payment" means the payment of severance compensation as provided in Section 3 of this Agreement.

                  3. Compensation Upon Termination of Employment Following a Change of Control. If your employment with the Company is terminated within twenty-four (24) months after a Change in Control, subject to the limitations set forth in paragraph 3(d) below, (a "Covered Termination"),

                  (a) You will be entitled to a Severance Payment in an amount computed as follows:

                           (i) an amount equal to two (2) times Annual
         Compensation multiplied by a fraction, the numerator of which is the result of 730 less the number of days elapsing since the Change of Control Date and the denominator of which is 730 ("Termination Payment"); plus

                           (ii) continued coverage under the Company's health and group-term life insurance benefits on the same basis as such benefits were provided to you and your family under plans of the Company as of the Change of Control for a total of days which equals the result of 730 less the number of days elapsing since the Change of Control Date.

                  (b) Any cash payment to you under subparagraph 3(a) shall be made within 30 calendar days of your termination of employment.

                  (c) Upon the occurrence of a Covered Termination, you shall be provided, at the Company's sole expense, with professional outplacement services consistent with your duties or profession and of a type and level customary for persons in your position, as selected by the Company, subject to reasonable limitations established by the Company on a uniform basis for similarly situated employees as to duration and dollar amounts.

                  (d) Notwithstanding anything contained in subsection (a) above, the Company shall have no obligation to make any payment or offer any benefits to you under this Section 3 if your employment is terminated (i) prior to a Change in Control, (ii) or if your employment is terminated by the Company after a Change in Control for Cause (as defined in Section 4), (iii) by reason of death or Disability (as defined in Section 5), or (iv) due to retirement or resignation other than for Good Reason (as defined in Section 6).

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                  (e) For purposes of COBRA, the date of a "qualifying event"
for you and your covered dependents shall be the date upon which the coverage provided under Section 3(a)(ii) above terminates.

                  4. Cause. For purposes of this Agreement, "Cause" means your:
(i) willful gross neglect of your duties with the Company, (ii) fraud or dishonesty in connection with performance of your duties to the Company (iii) conviction by a court of competent jurisdiction of any crime (or upon entering a plea of guilty or nolo contendere to a charge of any crime) constituting a felony or (iv) failure to enter into any written employment agreement, with a minimum term of three years, offered to you in good faith by the Company which would entitle you to a position, responsibilities, compensation, benefits package, Severance Payment and other terms and conditions of employment at least as favorable to you as those to which you are entitled on the date hereof.

                  5. Disability. For purposes of this Agreement, "Disability" means that, at the time your employment is terminated, you have been unable to perform the duties of your position for a period of three (3) consecutive months or for a period in excess of six months within any twelve month period (whether or not consecutive) as the result of your incapability due to physical or mental illness.

                  6. Good Reason. The Company will be obligated to make payments and provide benefits under Section 3 if you terminate your employment for Good Reason within twenty-four months after a Change in Control. For purposes of this Agreement, "Good Reason" means

                           (i) a material reduction in salary or benefits,

                           (ii) a material change in job responsibilities,

                           (iii) a request to relocate, except for office relocations that would not increase your one-way commute by more than 50 miles, or

                           (iv) the failure of the Company to obtain the assumption of the Agreement as stipulated in Section 9 hereof.

In no event shall you be considered to have terminated your employment for "Good Reason" unless and until (i) the Company receives written notice from you identifying in reasonable detail the acts or omissions constituting such "Good Reason" and the provision of this Agreement you relied upon for such termination, and (ii) such acts or omissions are not cured by the Company within five (5) business days of the Company's receipt of such notice.

                  7. Disputes. If you disagree with your allotment of benefits under this Agreement, you may file a written appeal with the designated human resources representative. Any claim relating to this Agreement shall be subject to this appeal process. The written appeal must be filed within sixty (60) days of your termination date.

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                  The appeal must state the reasons that you believe you are entitled to different benefits under the Agreement. A designated human resources representative shall review the claim. If the claim is wholly or partially denied, the designated human resources representative shall provide you with a written notice of the denial, specifying the reasons the claim was denied. Such notice shall be provided within ninety (90) days of receiving your written appeal.

                  If your appeal is denied, you shall have the right and option to elect review of such denial by either a court of competent jurisdiction or by arbitration.

                  8.    No Mitigation.

                  (a) You shall not be required to mitigate the amount of any payment provided for in Section 3 hereof by seeking other employment or otherwise, nor shall the amount of such payment be reduced by reason of compensation or other income you receive for services rendered after your termination of employment with the Company.

                  (b) In addition to the Termination Payment payable pursuant to
Section 3 hereof, you shall be entitled to receive all benefits payable to you under any benefit plan of the Company in which you participate.

                  9. Company's Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this
Section 9, "Company" includes any successor to its business or assets as aforesaid which executes and delivers this Agreement or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                  10. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or five (5) days after deposit with postal authorities transmitted by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first or last page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change address shall be effective only upon receipt.

                  11. Amendment or Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by you and the Company. No waiver of either party at any time of the breach of, or lack of compliance with, any conditions or provisions of this Agreement shall be deemed a waiver of the provisions or conditions hereof.

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                  12. Sole Agreement. This Agreement represents the entire
agreement between you and the Company with respect to the matters set forth herein and supersedes and replaces any prior agreements in their entirety. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement will be made by either party which are not set forth expressly herein.

                  13. Employee's Successors. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts are still payable to you hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Agreement to your devisee, legatee, or other designee or, if there be no such designees, to your estate.

                  14. Funding. This Agreement shall be funded from the Company's general assets.

                  15. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

                  16. Applicable Law. This Agreement shall be interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

                  17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

                  If the foregoing conforms with your understanding, please indicate your agreement to the terms hereof by signing where indicated below and returning one copy of this Agreement to the undersigned.


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                  IN WITNESS WHEREOF, this Agreement is executed effective as of the date set forth above.

                                          Very truly yours,


                                          AMERICAN BUSINESS FINANCIAL SERVICES,
                                               INC.

                                          By:
                                             -----------------------------------
                                              Anthony J. Santilli, Jr.
                                              Chairman


ACCEPTED AND AGREED TO AS OF
THE DATE FIRST SET FORTH ABOVE:


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[Name]



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